EXHIBIT 10.2
PRE-INCORPORATION AGREEMENT

This Agreement (“Agreement”) is made and entered into as of January 2, 2009 to memorialize an oral agreement made on that date by and between Matthew L. Schissler (“Schissler”) and Jonathan Irwin (“Irwin”).

     WHEREAS,  Schissler and Irwin  have commenced negotiations with Joseph Masters (“Masters”) and Phillip Nagele (“Nagele”) to purchase all of the assets of their Ice  Cream Gift Products business (the “Business”) including all formulas, recipes, equipment, inventory, know-how, customer lists, receiver lists, merchant processing systems for websites, domain names and all other tangible and intangible assets of the Business; and

     WHEREAS, Schissler and Irwin intend to invest in or raise additional capital for the Business after acquisition and to expand its operations , marketing and sales and develop the Business and manage its operations with the intent of long-term growth and profitability;

     NOW, THEREFORE, Schissler and Irwin agree as follows:

1.	Acquisition. All of the assets of the Business shall be acquired by Schissler and Irwin directly or through an entity formed for the purpose of acquisition of the Business.

2.
Business to be Operated Solely through a Corporation.  All of the assets of the Business shall be contributed to a New Corporation to be formed to operate the Business and the business shall be operated solely in corporate form.

3.
Ownership and Management.  Schissler and Irwin shall initially own 100% of the shares of  the  New Corporation  in a proportion that shall be agreed upon at the time of incorporation and shall be the initial directors and officers of  the New Corporation and authorized to obtain tax identification numbers, open bank accounts, enter into contracts and take all necessary and appropriate action to qualify the New Corporation to engage in business, raise capital and continue to conduct business operations solely through  corporate form.

4.
Reservation of Ownership Interest in New Corporation for Acquisition of Business.  Up to 15% of the ownership of the New Corporation shall be reserved for issuance to Masters and Nagele as partial compensation to be paid to them for all of the ownership of the Business.  Shares representing such ownership shall be distributed to Masters and Nagele as specified in the Purchase and Sale Agreement to be executed to close the purchase transaction for the Business.  Any ownership interest transferred to Masters and Nagele shall be fully dilutable.

5.	Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

6.
Counterparts and Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be valid and enforceable against the parties executing the counterparts and all of which together shall constitute one agreement.  A facsimile signature shall be considered the same as an original.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year set forth above.

__________________________                               ________________________
Matthew L. Schissler                                                     Jonathan Irwin